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                     U.S. SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                   FORM 8-K/A
                                (AMENDMENT NO. 1)


                                 CURRENT REPORT
     Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934


            Date of Report (Earliest event reported): October 5, 2000


                             EBIZ ENTERPRISES, INC.
             (Exact Name of Registrant as Specified in its Charter)


         NEVADA                     0-27721                      84-1075269
(State of incorporation)     (Commission File Number)         (I.R.S. Employer
                                                             Identification No.)


                              15695 NORTH 83RD WAY
                            SCOTTSDALE, ARIZONA 85260
                    (Address of Principal/Executive Offices)


                                 (480) 778-1000
               (Registrant's telephone number including area code)

================================================================================

ITEM 2. ACQUISITION OR DISPOSITION OF ASSETS

     On October 5, 2000, Ebiz Enterprises, Inc. completed the acquisition of LinuxMall.com, Inc. by merger of LinuxMall into a newly formed wholly owned subsidiary of Ebiz. Under the terms of the final transaction, Ebiz agreed to issue approximately 7.2 million shares of its common stock in exchange for cancellation of all outstanding common stock and certain preferred securities of LinuxMall. An additional approximate 2.5 million shares will be issued in January 2001 upon conversion of the remaining outstanding preferred securities. The fair market value of all shares to be issued to acquire LinuxMall equals approximately $9.2 million or $1.25 per share. The transaction will be accounted for under the purchase method of accounting.

     The exchange ratios are 1.8 shares of Ebiz's common stock for all common stock of LinuxMall and 2 shares of its common stock for the preferred securities of LinuxMall. Ebiz also assumed obligations of LinuxMall to issue Ebiz's common stock upon exercise1113046.4of certain outstanding options and warrants of LinuxMall upon exercise by the holders of these securities.

     Ebiz common stock issued in the transaction is to be issued to the holders of LinuxMall's outstanding common stock and preferred securities. No pre-existing relationship between these holders and Ebiz exists. Southwest Securities, Inc. advised Ebiz in connection with the acquisition and rendered its opinion that the transaction was economically fair to the shareholders of Ebiz.

     Under the terms of the acquisition, Jeffery I. Rassas is to be appointed as the Chairman and Chief Strategic Officer of the combined company, David Shaw as the Chief Executive Officer, Stephen Herman as the Chief Operations Officer and Ray Goshorn as the Chief Financial Officer. Mr. Shaw and Mark Bolzern are to be appointed as members of Ebiz's Board of Directors and additional directors are to be determined. Chuck Mead will also be appointed as the Chief Technical Officer of the combined company.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

FINANCIAL STATEMENTS

(a)  FINANCIAL STATEMENTS OF BUSINESS ACQUIRED

                INDEX TO LINUXMALL.COM, INC. FINANCIAL STATEMENTS

Independent Auditors' Report................................................F-1

Balance Sheets
  as of September 30, 1999 and June 30, 2000 (unaudited)....................F-2

Statements of Operations
  for the Years Ended September 30, 1998 and 1999, and for the
  Nine Months Ended June 30, 1999 and 2000 (unaudited)......................F-3

Statements of Stockholders' Deficit
  for the Years Ended September 30, 1998 and 1999
  and for the Nine Months Ended June 30, 2000 (unaudited)...................F-4

Statements of Cash Flows for the Years Ended September 30, 1998 and 1999
  and for the Nine Months Ended June 30, 1999 and 2000 (unaudited)..........F-5

Note to Financial Statements................................................F-6

(b)  PRO FORMA FINANCIAL INFORMATION

         INDEX TO EBIZ ENTERPRISES, INC. PRO FORMA FINANCIAL INFORMATION

Pro Forma Financial Statements (unaudited)..................................F-17

Pro Forma Condensed Combined Balance Sheets (unaudited)
  September 30, 2000........................................................F-18

Pro Forma Condensed Combined Statements of Operations (unaudited)
  Three Months Ended September 30, 2000.....................................F-19

Pro Forma Condensed Combined Statements of Operations (unaudited)
  Year Ended June 30, 2000..................................................F-20

Notes to Unaudited Pro Forma Condensed Combined Financial Statements........F-21

(c)  EXHIBITS

10.14* Agreement and Plan of Merger, dated August 7, 2000, between Ebiz, LinuxMall.com, Inc. ("LINUXMALL") and LinuxMall Acquisition, Inc. ("MERGER SUB")

10.15* First Amendment to Agreement and Plan of Merger, dated October 3, 2000, between Ebiz, LinuxMall and Merger Sub

10.16* Registration Rights Agreement, dated October 5, 2000 between Ebiz, LinuxMall and Merger Sub

10.17* Shareholder Voting Agreement and Proxy, dated October 5, 2000 by Jeffrey I. Rassas

10.18* Shareholder Voting Agreement and Proxy, dated October 5, 2000 by Stephen C. Herman

10.19*    Compensation Agreement, dated October 5, 2000, between Ebiz and
          LinuxMall

----------
* Incorporated by reference from Ebiz's Form 10-KSB for the fiscal year ended June 30, 2000 filed with the Securities and Exchange Commission on October 13, 2000.

INDEPENDENT AUDITORS' REPORT


To the Board of Directors
LinuxMall.com, Inc.

We have audited the accompanying balance sheet of LinuxMall.com, Inc. (the "COMPANY") as of September 30, 1999, and the related statements of operations, stockholders' deficit, and cash flows for the years ended September 30, 1999 and 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of the Company at September 30, 1999, and the results of its operations and its cash flows for the years ended September 30, 1999 and 1998 in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's recurring losses from operations and stockholders' capital deficiency raise substantial doubt about its ability to continue as a going concern. Management's plans concerning these matters are also described in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


DELOITTE & TOUCHE LLP
Denver, Colorado

March 14, 2000

LINUXMALL.COM, INC.

BALANCE SHEETS
SEPTEMBER 30, 1999 AND JUNE 30, 2000 (UNAUDITED)
--------------------------------------------------------------------------------

                                                                SEPTEMBER 30,     JUNE 30,
                                                                    1999            2000
                                                                 -----------    -----------
ASSETS                                                                          (UNAUDITED)
CURRENT ASSETS:
  Cash and cash equivalents                                      $     6,765    $   221,115
  Accounts receivable - net of an allowance of
    $5,238 and $73,670 (unaudited), respectively                      40,057        483,364
  Inventory                                                          159,595      1,260,413
  Other                                                                   --         43,121
                                                                 -----------    -----------
           Total current assets                                      206,417      2,008,013

PROPERTY AND EQUIPMENT - net                                         132,704        546,247

INTANGIBLE ASSETS - net                                                   --      1,009,253

OTHER ASSETS                                                             383         99,210
                                                                 -----------    -----------

TOTAL                                                            $   339,504    $ 3,662,723
                                                                 ===========    ===========

LIABILITIES AND STOCKHOLDERS' DEFICIT

CURRENT LIABILITIES:
  Accounts payable                                               $   506,571    $ 2,227,920
  Accrued expenses                                                    62,557        374,614
  Demand note - related party                                        218,596        205,346
  Note payable - current                                               7,167          5,943
                                                                 -----------    -----------
           Total current liabilities                                 794,891      2,813,823

NOTE PAYABLE - net                                                    10,601          7,839

CONVERTIBLE DEBENTURES - net (Note 9)                                     --      4,567,363
                                                                 -----------    -----------
           Total liabilities                                         805,492      7,389,025

COMMITMENTS AND CONTINGENCIES (Note 8)

STOCKHOLDERS' DEFICIT:
  Preferred stock, $0.001 par value; 2,000,000 shares
    authorized and none issued and outstanding at
    September 30, 1999 and June 30, 2000 (unaudited)
  Preferred warrants (unaudited) (Note 9)                                 --        524,008
  Common stock, $0.01 par value; 10,000,000 shares authorized and 1,980,000 and 2,676,662 issued and outstanding at
    September 30, 1999 and June 30, 2000 (unaudited)                   1,980          2,677
  Additional paid-in-capital                                          17,820      1,236,282
  Deferred compensation (Note 9)                                                    (47,906)
  Accumulated deficit                                               (485,788)    (5,441,363)
                                                                 -----------    -----------
           Total stockholders' deficit                              (465,988)    (3,726,302)
                                                                 -----------    -----------

TOTAL                                                            $   339,504    $ 3,662,723
                                                                 ===========    ===========

See accompanying notes to financial statements.

LINUXMALL.COM, INC.

STATEMENTS OF OPERATIONS
YEARS ENDED SEPTEMBER 30, 1998 AND 1999, AND
NINE MONTHS ENDED JUNE 30, 1999 AND 2000 (UNAUDITED)
--------------------------------------------------------------------------------

                                                        YEARS ENDED               NINE MONTHS ENDED
                                                       SEPTEMBER 30,                   JUNE 30,
                                                --------------------------    --------------------------
                                                   1998           1999           1999           2000
                                                -----------    -----------    -----------    -----------
                                                                              (UNAUDITED)    (UNAUDITED)
REVENUES:
  Retail                                        $   761,401    $ 1,374,658    $   984,486    $ 2,266,059
  Other                                             237,781        423,668        303,418        524,955
                                                -----------    -----------    -----------    -----------

     Total revenues                                 999,182      1,798,326      1,287,904      2,791,014

COST OF REVENUES:
  Retail                                            517,175        882,546        564,557      1,718,256
  Other                                             170,581        331,977        241,908        366,326
                                                -----------    -----------    -----------    -----------

     Total cost of revenues                         687,756      1,214,523        806,465      2,084,582
                                                -----------    -----------    -----------    -----------

GROSS PROFIT                                        311,426        583,803        481,439        706,432
                                                -----------    -----------    -----------    -----------
OPERATING EXPENSES:
  Sales and marketing                                50,030        169,478        148,260      2,101,657
  General and administrative                        220,244        378,817        168,948      3,225,410
  Depreciation and amortization                      12,388         22,160         11,922        160,993
                                                -----------    -----------    -----------    -----------

     Total operating expenses                       282,662        570,455        329,130      5,488,060
                                                -----------    -----------    -----------    -----------

INCOME (LOSS) FROM OPERATIONS                        28,764         13,348        152,309     (4,781,628)

INTEREST EXPENSE - net                               51,652         37,602         28,417        172,802

OTHER INCOME  (LOSS)                                     --          1,534         (1,866)        (1,145)
                                                -----------    -----------    -----------    -----------

NET INCOME (LOSS)                               $   (22,888)   $   (22,720)   $   122,026    $(4,955,575)
                                                ===========    ===========    ===========    ===========
NET INCOME (LOSS) PER SHARE:
  Basic                                         $     (0.01)   $     (0.01)   $      0.06    $     (2.19)
                                                ===========    ===========    ===========    ===========

  Diluted                                       $     (0.01)   $     (0.01)   $      0.06    $     (2.19)
                                                ===========    ===========    ===========    ===========

SHARES USED IN COMPUTATION; Basic and Diluted     1,980,000      1,980,000      1,980,000      2,258,940

See accompanying notes to financial statements.

LINUXMALL.COM, INC.

STATEMENTS OF STOCKHOLDERS' DEFICIT
YEARS ENDED 1998 AND 1999 AND
NINE MONTHS ENDED JUNE 30, 2000 (unaudited)
--------------------------------------------------------------------------------

                                           COMMON STOCK         ADDITIONAL                                               TOTAL
                                     ------------------------     PAID-IN     PREFERRED     DEFERRED    ACCUMULATED  STOCKHOLDERS'
                                       SHARES        AMOUNT       CAPITAL      WARRANTS   COMPENSATION    DEFICIT       DEFICIT
                                     -----------   ----------   -----------   ----------   ----------   -----------   -----------
BALANCES, OCTOBER 1, 1997              1,980,000   $    1,980   $    17,820   $       --   $       --   $  (440,180)  $  (420,380)

  Net loss                                    --           --            --           --           --       (22,888)      (22,888)
                                     -----------   ----------   -----------   ----------   ----------   -----------   -----------

BALANCES, SEPTEMBER 30, 1998           1,980,000        1,980        17,820     (463,068)    (443,268)

  Net loss                                    --           --            --           --           --       (22,720)      (22,720)
                                     -----------   ----------   -----------   ----------   ----------   -----------   -----------

BALANCES, SEPTEMBER 30, 1999           1,980,000        1,980        17,820           --           --      (485,788)     (465,988)

  Stock based compensation
    arrangements (unaudited)              36,500           37        63,839      267,239      (63,875)           --       267,240

  Issuance of warrants
    with debt (unaudited)                     --           --            --      256,769           --            --       256,769

  Equity issued for business
    acquisitions (unaudited)             660,162          660     1,154,623           --           --            --     1,155,283

  Amortization of deferred
    compensation (unaudited)                  --           --            --           --       15,969            --        15,969

  Net loss (unaudited)                        --           --            --           --           --    (4,955,575)   (4,955,575)
                                     -----------   ----------   -----------   ----------   ----------   -----------   -----------

BALANCES, JUNE 30, 2000 (UNAUDITED)    2,676,662   $    2,677   $ 1,236,282   $  524,008   $  (47,906)  $(5,441,363)  $(3,726,302)
                                     ===========   ==========   ===========   ==========   ==========   ===========   ===========

See accompanying notes to financial statements.

LINUXMALL.COM, INC.

STATEMENTS OF CASH FLOWS
YEARS ENDED SEPTEMBER 30, 1998 AND 1999 AND
NINE MONTHS ENDED JUNE 30, 1999 AND 2000 (UNAUDITED)
--------------------------------------------------------------------------------

                                                                      YEARS ENDED               NINE MONTHS ENDED
                                                                     SEPTEMBER 30,                   JUNE 30,
                                                              --------------------------    --------------------------
                                                                 1998           1999           1999           2000
                                                              -----------    -----------    -----------    -----------
                                                                                            (UNAUDITED)    (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net income (loss)                                           $   (22,888)   $   (22,720)   $   122,026    $(4,955,575)
  Adjustments to reconcile net income (loss) to net
    cash provided by (used in) operating activities:
    Depreciation and amortization                                  12,388         22,160         11,922        160,993
    Stock-based compensation expense                                   --             --             --         15,969
    Imputed interest expense                                           --            179             --         53,016
    Non-cash consulting expense                                        --             --             --        267,239
    Changes in operating assets and liabilities
      (net of effect of business acquisitions):
      Accounts receivable                                          (4,009)       (27,274)       (36,640)        37,060
      Inventory                                                   (37,894)        (3,202)      (123,266)      (386,302)
      Other assets                                                    387             (8)            (8)      (134,184)
      Accounts payable and accrued expenses                        31,424        117,818         40,466        753,604
                                                              -----------    -----------    -----------    -----------
        Net cash provided by (used in) operating activities       (20,592)        86,953         14,500     (4,188,180)
                                                              -----------    -----------    -----------    -----------
CASH FLOWS USED IN INVESTING ACTIVITIES -
  (net of effect of business acquisitions):
  Cash acquired in business acquisition
    net of cash acquisition costs                                      --             --             --         84,664
    Purchases of property and equipment                           (11,559)      (138,730)       (45,360)      (435,985)
                                                              -----------    -----------    -----------    -----------
        Net cash used in investing activities                     (11,559)      (138,730)       (45,360)      (351,321)
                                                              -----------    -----------    -----------    -----------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from notes payable                                      30,852         48,346         20,664          6,465
  Payments on note payable                                             --             --             --        (25,119)
  Proceeds from convertible debentures                                 --             --             --      4,772,505
                                                              -----------    -----------    -----------    -----------
        Net cash provided by financing activities                  30,852         48,346         20,664      4,753,851
                                                              -----------    -----------    -----------    -----------
NET INCREASE (DECREASE) IN CASH AND
  CASH EQUIVALENTS                                                 (1,299)        (3,431)       (10,196)       214,350

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                     11,495         10,196         10,196          6,765
                                                              -----------    -----------    -----------    -----------

CASH AND CASH EQUIVALENTS, END OF PERIOD                      $    10,196    $     6,765    $        --    $   221,115
                                                              ===========    ===========    ===========    ===========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid for interest                                      $    51,652    $    37,423    $    28,417    $    14,245
  Common stock issued for services                                     --             --             --         63,875
  Preferred warrants issued for services                               --             --             --        267,239
  Common stock issued for business acquisition                         --             --             --      1,155,284

See accompanying notes to financial statements.

LINUXMALL.COM, INC.

NOTES TO FINANCIAL STATEMENTS
YEARS ENDED SEPTEMBER 30, 1998, 1999 AND FOR THE
NINE MONTHS ENDED JUNE 30, 1999 AND 2000 (UNAUDITED)
--------------------------------------------------------------------------------

1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     BUSINESS - LinuxMall.com, Inc. (the "COMPANY" or "LINUXMALL"), formerly a subsidiary of Workgroup Solutions, Inc., was organized and incorporated in Colorado in August 1995, and is currently incorporated in the State of Delaware. LinuxMall is a reseller of Linux software and other Linux related products. Substantially all sales are made to United States customers and are denominated in United States dollars.

     UNAUDITED INTERIM FINANCIAL INFORMATION - The balance sheet at June 30, 2000, the statements of operations and cash flows for the nine months ended June 30, 1999 and 2000 and the statement of stockholders' deficit for the nine months ended June 30, 2000 are unaudited and have been prepared in accordance with generally accepted accounting principles applicable to interim financial reporting. In the opinion of management, all adjustments, consisting only of normal recurring adjustments, considered necessary to fairly present the interim financial information, have been made. The results of operations for interim periods are not necessarily indicative of the operating results of a full year or of future years.

     PRINCIPLES OF CONSOLIDATION - The Company's balance sheet as of September 30, 1999 and the related statements of operations, stockholders' deficit, and cash flows for the years ended September 30, 1998 and 1999 and for the nine months ended June 30, 1999, include the Company's accounts for such periods. The Company's balance sheet as of June 30, 2000 and the related statement of operations, stockholders' deficit and cash flows for the nine months ended June 30, 2000 include the Company's accounts and the accounts of Frank Kasper & Associates from the date of its acquisition (see Note 9). All material intercompany accounts and balances have been eliminated as of and for the nine months ended June 30, 2000.

     RISKS AND UNCERTAINTIES - LinuxMall operates principally in the Internet industry and, accordingly, is subject to various risks and uncertainties frequently encountered by companies in the early stages of development, particularly companies in the new and rapidly evolving market for Internet-based products and services. Such risks and uncertainties include, but are not limited to, a limited operating history, an evolving and unpredictable business model and the management of rapid growth. To address these risks, the Company must, among other things, maintain and increase its customer base, implement and successfully execute its business and marketing strategy, continue to develop and upgrade its technology, provide superior customer service and attract and retain qualified personnel. There can be no guarantee that LinuxMall will be successful in addressing such risks.

     LIQUIDITY - The Company incurred net losses of $22,888, $22,720, and 4,955,575 for the years ended September 30, 1998, 1999 and for the nine months ended June 30, 2000 (unaudited), respectively. The Company has a stockholders' deficiency of $465,988 and $3,726,302 at September 30, 1999 and June 30, 2000 (unaudited), respectively. In December 1999, March 2000, and April 2000, the Company secured $4,772,505 in additional convertible debt financing (see Note 9). Management believes that the existing cash on hand will be sufficient to meet the Company's minimum obligations through September 30, 2000.

     USE OF ESTIMATES - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions. These estimates may affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

     REVENUE RECOGNITION - Revenues are generated principally from the sale of products via the Company's Internet website. Merchandise is generally shipped from the Company's warehouses directly to the customer. The Company recognizes revenues when merchandise is shipped and provides allowances for uncollectible amounts and product returns.

     CASH AND CASH EQUIVALENTS - LinuxMall considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

     CONCENTRATIONS OF CREDIT RISK - Financial instruments which potentially subject LinuxMall to concentrations of credit risk are primarily accounts receivable. However, LinuxMall generally requires customers to pay with a credit card, for which authorization is obtained prior to shipment of product.

     INVENTORY - Various third-party warehousing agents hold inventory on behalf of LinuxMall. Inventories are reported at the lower of cost or market, using the average cost method of accounting.

     PROPERTY AND EQUIPMENT - Property and equipment are recorded at cost. Depreciation and amortization of property and equipment is computed using the straight-line method based on estimated useful lives of three to five years.

     Expenditures for maintenance and repairs are expensed as incurred. Expenditures for major renewals and betterments that extend the useful lives of property and equipment are capitalized.

     INTANGIBLE ASSETS - In connection with the business acquisition (see Note
     9), the Company has recorded certain intangible assets. These assets are being amortized using the straight-line method over their estimated useful lives ranging from three to five years.

     LOSS PER COMMON SHARE - Basic loss per common share excludes potentially dilutive securities and is computed by dividing loss applicable to common stockholders by the weighted average number of common shares outstanding, less the weighted average number of common shares subject to repurchase by the Company. Diluted loss per common share reflects the potential dilution that could occur if securities or other contracts to issue common stock (convertible preferred stock, warrants and common stock options) were exercised or converted into common stock, unless their effect would be antidilutive.

     TECHNOLOGY DEVELOPMENT COSTS - Technology development costs are charged to operations as incurred and are included in general and administrative expenses. Technology development costs include costs incurred in the development and enhancement of software used in connection with services provided by the Company that do not otherwise qualify as internally developed software costs. The cost of internally developed software is capitalized and included in property and equipment. The costs to develop such software are capitalized in accordance with Statement of Position 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." Capitalization begins when management authorizes and commits to funding a project it believes will be completed and used to perform the functions intended and the conceptual formulation, design and testing of possible software project alternatives have been completed. Pilot projects and projects where expected future economic benefits are less than probable are not capitalized. Internally developed software costs include the cost of software tools and licenses used in the development of the Company's systems, as well as consulting costs. Capitalized costs totaled $42,775 for the year ended September 30, 1999. There were no costs capitalized in prior periods, or for the nine months ended June 30, 2000 (unaudited).

     Completed projects are transferred to property and equipment and are reported at the lower of unamortized cost less any provision for impairment. Amortization is based on the straight-line method over the estimated useful life, generally two to three years. Amortization expense for the year ended September 30, 1999, was $7,130; and $3,565 and $10,695 for the nine months ended June 30, 1999 and 2000 (unaudited), respectively. There was no amortization expense for the year ended September 30, 1998.

     IMPAIRMENT OF LONG-LIVED ASSETS AND LONG-LIVED ASSETS TO BE DISPOSED OF - Long-lived assets and certain identifiable intangibles are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to the estimated future undiscounted net cash flows expected to be generated by the asset. If such assets are considered to be impaired, the impairment to be recognized is measured by the amount by which the carrying amount of the assets exceeds the fair value of the assets. The Company has identified no such impairment losses.

     INCOME TAXES - The Company accounts for income taxes in accordance with SFAS No. 109, "Accounting for Income Taxes," which requires the recognition of deferred tax liabilities and assets at tax rates expected to be in effect when these balances reverse. Future tax benefits attributable to temporary differences are recognized to the extent that realization of such benefits is more likely than not.

     ADVERTISING COSTS - Advertising costs are expensed when the initial advertisement is run.

     COMPREHENSIVE INCOME - From its inception, LinuxMall has no items of other comprehensive income.

     NEW ACCOUNTING PRONOUNCEMENT - In June 1998, the FASB issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS No. 133 establishes accounting and reporting standards requiring that all derivative instruments (including certain derivative instruments embedded in other contracts) be recorded in the balance sheet as either an asset or liability measured at its fair value. SFAS No. 133 requires that changes in the derivative's fair value be recognized currently in earnings unless specific hedge accounting criteria are met. The accounting provisions for qualifying hedges allow gains and losses related to a hedged item recognized in the income statement to be offset by the related derivative's gains and losses, and requires the Company to formally document, designate, and assess the effectiveness of transactions that qualify for hedge accounting. The Company is not required to adopt this statement until October 1, 2000. The Company has concluded that as of June 30, 2000, it does not have derivatives as defined by SFAS No. 133 and, therefore, adoption of this standard is expected to have no effect as of October 1, 2000.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin ("SAB") No. 101, "Revenue Recognition in Financial Statements," providing guidance with respect to revenue recognition issues and disclosures. As amended by SAB No. 101B, the Company is not required to implement SAB No. 101 until the fourth quarter of calendar year 2000. The Company believes that the implementation of SAB No. 101 will not have a significant impact on its financial statements.

2.   MANAGEMENT'S PLANS AND EXPECTED FUNDING SOURCES

     The Company incurred net losses of $22,720 and $22,888 for the years ended September 30, 1998 and 1999, respectively, and $4,955,575 for the nine months ended June 30, 2000 (unaudited). As of September 30, 1999 and June 30, 2000, the Company had an accumulated deficit of $485,788 and $5,441,363 (unaudited), respectively, and a working capital deficit of $588,474 and $805,812 (unaudited), respectively. Between December 1, 1999 and April 3, 2000, the Company raised $4,772,505 (unaudited) from the issuance of convertible debentures to fund operations (see Note 9).

     On August 7, 2000, the Company entered into an Agreement and Plan of Merger with Ebiz Enterprises, Inc. ("EBIZ"). The agreement was amended on October 3, 2000 and effective October 5, 2000. Under the terms of the agreement, Ebiz acquired all of the outstanding stock and assumed the outstanding convertible debentures of the Company. Ebiz Enterprises, Inc. current stockholders will own approximately 56% of the resulting company, ("NEWCO").

     In addition to anticipated strategic and operating synergies, management believes that the business logic of the combination will help attract new investor interest to help generate the funding required to implement the Company's strategies. The first such investment was a $3.0 million Ebiz equity purchase by Caldera Systems, Inc. ("CALDERA"), that was announced by Ebiz on September 19, 2000. Management believes that the resulting agreement between Newco and Caldera will strengthen Newco's overall marketing program.

     Management believes that additional funding will likely be available to meet Newco's growth needs through 2001. Without additional capital, Newco will not be able to fully implement its business or operating and development plans. No assurance can be given that any such financing, if obtained, will be adequate to meet its ultimate capital needs. If adequate capital cannot be obtained on satisfactory terms, operations could be negatively impacted.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. Both the Company, and Ebiz have incurred losses and had negative cash flows from operations in 2000 and 1999 and do not have sufficient capital needed to support its operations. The accompanying financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might result should the Company be unable to continue as a going concern.

3.   PROPERTY AND EQUIPMENT

     Property and equipment consisted of the following as of September 30, 1999 and June 30, 2000:

                                                    SEPTEMBER 30,  JUNE 30,
                                                        1999         2000
                                                       --------    --------
                                                                  (UNAUDITED)

     Computer equipment                                $119,128    $395,367
     Internal use software                               42,775      42,775
     Vehicles                                            21,916      21,916
     Furniture and fixtures                               5,805     209,248
     Leasehold improvements                                  --      23,145
                                                       --------    --------
                                                        189,624     692,451
     Less: accumulated depreciation and amortization     56,920     146,204
                                                       --------    --------

     Property and equipment, net                       $132,704    $546,247
                                                       ========    ========

4.   NOTE PAYABLE

     The Company has a note payable to a finance company. Payments are due monthly through 2002. The note is collateralized by the Company's vehicles. The stated interest rate is 0%. Interest was imputed at 10%, and interest charges of $179 and $1,385 were expensed for the periods ended September 30, 1999 and June 30, 2000, (unaudited), respectively. As of September 30, 1999 and June 30, 2000, annual maturities of LinuxMall's outstanding note payable were as follows:


                                                SEPTEMBER 30,     JUNE 30,
     YEAR ENDING SEPTEMBER 30:                     1999             2000
                                                 --------         --------
                                                                 (UNAUDITED)

     2000                                        $  7,167         $  1,792
     2001                                           7,167            7,168
     2002                                           6,569            6,569
                                                 --------         --------
     Total                                         20,903           15,529
     Less: imputed interest                        (3,135)          (1,747)
     Less: current portion                         (7,167)          (5,943)
                                                 --------         --------
     Notes payable                               $ 10,601         $  7,839
                                                 ========         ========

5.   RELATED - PARTY TRANSACTIONS

     The Company has an on-demand, non-interest-bearing note payable to its Chief Executive Officer, in the aggregate principal amounts of $60,152 and $66,617 as of September 30, 1999 and June 30, 2000 (unaudited), respectively. The proceeds of this loan were used to fund Company operations. As the note is due on demand, no interest has been incurred or imputed.

     The Company had an on-demand, non-interest-bearing note payable to General Computer Services, Inc., an entity controlled by its Chief Executive Officer, in the aggregate principal amounts of $158,444 and $138,729 as of September 30, 1999 and June 30, 2000 (unaudited), respectively. The proceeds of this loan were used to fund Company operations during the periods presented. As the note is due on demand, no interest has been incurred or imputed.

     The Company leased office space from its Chief Executive Officer and paid $12,000 and $10,000 for the years ended September 30, 1999 and 1998, respectively, and $9,000 and $4,000 for the nine months ended June 30, 1999 (unaudited) and June 30, 2000 (unaudited), respectively.

6.   STOCK OPTION PLAN (UNAUDITED)

     On February 9, 2000, the Company instituted the 2000 Stock Option Plan (the "PLAN"). Pursuant to the Plan, the Company may grant incentive and nonstatutory stock options to employees, directors and consultants to acquire up to 1,400,000 shares of the Company's common stock. Options granted vest over four years and expire no more than ten years from the date of the grant.

     The following table summarizes stock option activity during the period from September 30, 1999 through June 30, 2000:

                                                                    AVERAGE
                                                        NUMBER      EXERCISE
                                                       OF SHARES     PRICE
                                                        -------     -------
     Balances, October 1, 1998                               --     $    --

     Granted                                                 --          --
     Exercised                                               --          --
     Canceled                                                --          --
                                                        -------     -------
     Balances, September 30, 1999                            --     $    --

     Granted (weighted average stock option
       fair value of $0.37) (unaudited)                 475,250        1.75
     Exercised (unaudited)                                   --          --
     Canceled (unaudited)                                    --          --
                                                        -------     -------

     Balances, June 30, 2000 (unaudited)                475,250     $  1.75
                                                        =======     =======

     At September 30, 1999 and June 30, 2000, options for 0 and 924,750 (unaudited) shares were available under the Plan for future grant, respectively.

     Additional information regarding options outstanding as of June 30, 2000 is as follows:

                     OPTIONS OUTSTANDING            OPTIONS EXERCISABLE
                   -------------------------     --------------------------
                                  WEIGHTED
                                  AVERAGE                        WEIGHTED
      RANGE OF                    REMAINING    EXERCISABLE AT     AVERAGE
      EXERCISE       NUMBER      CONTRACTUAL      JUNE 30,       EXERCISE
       PRICES      OUTSTANDING   LIFE (YEARS)       2000           PRICE
     -----------   -----------   -----------     -----------    -----------
     (UNAUDITED)   (UNAUDITED)   (UNAUDITED)     (UNAUDITED)    (UNAUDITED)

       $ 1.75        475,250         9.75          29,703         $ 1.75

     ADDITIONAL STOCK PLAN INFORMATION - Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation, (SFAS No. 123) requires the disclosure of pro forma net income and earnings per share had the Company adopted the fair value method of accounting for stock-based awards. Under SFAS No. 123, the fair value of the stock-based awards to employees is calculated through the use of option pricing models, even though such models were developed to estimate the fair value of freely tradable, fully transferable options without vesting restrictions, which significantly differ from the Company's stock option awards. These models also require subjective assumptions, including future stock price volatility and expected time to exercise, which greatly affect the calculated values. The Company's calculations were made using the Black-Scholes option pricing model under the minimum value method with the following weighted average assumptions for the nine months ended June 30, 2000; expected life, four years (unaudited); risk free interest rate of 6.0% (unaudited); and no dividends during the expected term. The Company's calculations are based on a single option valuation approach and forfeitures are recognized as they occur. If the computed fair values of the stock-based awards had been amortized over the vesting period of the awards, pro forma net loss applicable to common stockholders would have been approximately $4,966,565 (unaudited), ($2.20 per basic and diluted share (unaudited)).

     STOCK-BASED COMPENSATION - In connection with options granted to employees to purchase common stock, the Company did not record deferred compensation expense as it was determined that there was no difference between the exercise price and the deemed fair value of the Company's common stock at the date of grant.

7.   INCOME TAXES

     At September 30, 1999, the Company had cumulative NOL carryforwards of $278,170 for income tax purposes. If not offset against taxable income, the tax loss carryforwards will expire between 2009 and 2019. There was no income tax provision/benefit for the years ended September 30, 1999 and 1998 as a result of valuation allowances against the net deferred tax assets generated principally by the net operating losses.

     Deferred income taxes are recorded when revenues and expenses are recognized in different periods for financial statement and tax return purposes. The temporary differences and tax carryforwards that created deferred tax assets (liabilities) are as follows:

                                                               SEPTEMBER 30,
                                                                   1999
                                                                 ---------
     Deferred tax assets:
       Reserves and allowances                                   $   1,954
       Net operating loss carryforwards                            103,757
       Depreciation and amortization                                11,290
                                                                 ---------
                Total deferred tax assets                          117,001

     Deferred tax liabilities:
       Depreciation and amortization                               (12,030)
       Valuation allowance                                        (104,971)
                                                                 ---------
     Net deferred tax asset (liability)                          $      --
                                                                 =========

     The tax provision differed from the amount expected using federal statutory rates as follows:

                                                         YEARS ENDED
                                                        SEPTEMBER 30,
                                                    ----------------------
                                                      1999          1998
                                                    --------      --------
     Income tax expense (benefit) at
       federal statutory rate                       $(41,392)     $ (7,782)
     Nondeductible meals and
       entertainment expenses                            440           266
     Change in valuation allowance                    44,926         8,246
     State income tax benefit, net of
       federal tax benefit                            (3,974)         (730)

     Tax provision                                  $      0      $      0

8.   COMMITMENTS AND CONTINGENCIES

     OPERATING LEASES - LinuxMall leases administrative offices and certain equipment under noncancelable operating lease agreements.

     Rent expense under these leases for the years ended September 30, 1998, and 1999 and for the nine months ended June 30, 1999 (unaudited) and June 30, 2000 (unaudited) was $17,398, $23,250, $9,467, and $87,135, respectively.
     The following is a schedule of future minimum lease payments:

     2000                                                          $ 66,123
     2001                                                            85,482
     2002                                                            85,482
     2003                                                            79,776
     2004                                                            81,734
     Thereafter                                                      20,600
                                                                   --------
     Total                                                         $419,197
                                                                   ========

     LEGAL MATTERS - LinuxMall is subject to various claims and business disputes in the ordinary course of business. While the outcome of these matters cannot be predicted with certainty, management anticipates that the ultimate outcome of these issues will not have a material impact on LinuxMall's financial position, results of operations or cash flows.

9.   SUBSEQUENT EVENTS AND ACQUISITIONS (UNAUDITED AS TO MATTERS AFTER MARCH 14,
     2000)

     On December 1, 1999, December 20, 1999 and March 10, 2000 the Company issued at total of $3,000,000 of convertible debt to private investors. The debentures accrue interest at 7% annually, and are convertible, at the option of the holder, into shares of the Company's Series A Preferred Stock. Conversion rates range from $1.00 to $2.00 per share. The debentures will be automatically converted into preferred shares at the established conversion rate immediately prior to (1) any consolidation or merger of the Company into any other corporation or other entity, or any other corporate reorganization of the Company in which in excess of 50% of the Company's voting power is transferred, or (2) the closing of a firmly underwritten public offering pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, with aggregate gross proceeds in excess of $10,000,000 and at a price of not less than $10.00 per share of common stock. In conjunction with this issuance, the Company issued warrants to purchase 600,000 shares of Series A Preferred Stock at a price of $5.00 per share. In September 2000, the total number of warrants issued to purchase Series A Preferred Stock was increased to $1,181,818, and the exercise price was reduced to $2.20 per warrant. The warrants expire five years from issuance.

     On March 7, 2000, the Company acquired all of the outstanding capital stock of Frank Kasper & Associates ("KASPER"), a Minnesota based software distributorship. The purchase price, $1,204,699, was comprised of 660,162 shares of the Company's common stock, and cash transaction costs of approximately $49,415. Kasper had revenues of $7,487,201 and $7,929,676, for the years ended December 31, 1999, and 1998, respectively. Net income
     (loss) for the years then ended was $(93,761), and $406,917, respectively. Total assets as of December 31, 1999, totaled $2,013,495.

     During March 2000, the Company issued 300,000 warrants to purchase Series A Preferred Stock at $1.75 per share to a shareholder for consulting services. The Company recognized $267,239 in compensation expense related to this transaction based upon a valuation derived from an option pricing model.

     On April 3, 2000, the Company issued a total of $1,772,505 of convertible debt to private investors. The debentures, accrue interest at a rate of 7% annually and are convertible, at the option of the lender, into shares of the Company's Series B Preferred Stock. The initial conversion price of the debentures was to be an amount equal to the price per share at which the Company's securities would have been sold in the next equity financing which results in gross proceeds to the Company of at least $3 million. As no such equity financing was closed by August 31, 2000, the initial conversion price will be $2.20 per share. The debentures are automatically converted into preferred shares at the established conversion rate immediately prior to (1) any consolidation or merger of the Company into any other corporation or other entity, or any other corporate reorganization of the Company in which in excess of 50% of the Company's voting power is transferred, or (2) the closing of a firmly underwritten public offering pursuant to a registration statement filed by the Company under the Securities Act of 1933, as amended, with aggregate gross proceeds in excess of $10,000,000 and at a price of not less than $10.00 per share of common stock. In conjunction with this issuance, the Company issued warrants to purchase 805,684 shares of Series B Preferred Stock at a price of $5 per share. In September 2000, the exercise price was reduced to $2.20 per warrant. The warrants expire five years from issuance.

     In June 2000, the Company issued certain employees 36,500 shares of the Company's common stock in exchange for a temporary pay decrease. The shares vest ratably over an eight week period which is equal to the period for the agreed upon pay decrease. The Company recognized $63,875 in deferred compensation expense related to these stock issuances.

     On August 7, 2000, the Company entered into a letter of intent with Ebiz Enterprises, Inc. ("EBIZ"), a Nevada corporation, to acquire all outstanding common stock, preferred stock, convertible debt, and any options, warrants, or other rights to purchase equity interests in the Company. The transaction closed on October 5, 2000.

                                    * * * * *

                             EBIZ ENTERPRISES, INC.

                         PRO FORMA FINANCIAL STATEMENTS
                                   (UNAUDITED)

Effective October 5, 2000, Ebiz Enterprises, Inc.(the "COMPANY") acquired all of the outstanding capital stock of LinuxMall.com, Inc.("LINUXMALL"). The Company paid $14.2 million for the acquisition comprised of 7.4 million shares of the Company's common stock valued at $9.2 million, options for the purchase of 0.9 million shares of the Company's common stock valued at $0.8 million (calculated using the Black-Scholes pricing model), warrants for the purchase of 4.6 million shares of the Company's common stock valued at $4.1 million (calculated using the Black-Scholes pricing model) and related transaction costs totaling $0.1 million. In addition, the Company assumed $6.1 million in net liabilities for the total consideration of $20.3 million.

The following unaudited pro forma condensed combined balance sheet gives effect to the acquisition of LinuxMall as if the transaction occurred on September 30, 2000. The following unaudited pro forma condensed combined statements of operations for the year ended June 30, 2000 and the three months ended September 30, 2000, combine the historical results of operations of the Company and LinuxMall and assume that the acquisition had been effective as of the beginning of each respective period. The acquisition, which was a stock purchase, will be accounted for as a purchase. The pro forma adjustments are based upon the estimated fair value of the assets and liabilities of LinuxMall as of September 30, 2000, and are based on the preliminary estimates, evaluations and other data which are currently available and may change as a result of information gained subsequent to September 30, 2000.

The pro forma statements of operations are not necessarily indicative of the actual results which would have occurred had the acquisition been consummated at the beginning of such period or of future consolidated operations of the Company and, accordingly, do not reflect results that would occur from a change in management and planned restructuring of the operations of LinuxMall. The pro forma financial information has been prepared by the Company and all calculations have been made by the Company based upon assumptions deemed appropriate by the Company. Certain of these assumptions are set forth under the notes to the unaudited pro forma condensed combined financial statements. These statements should be read in conjunction with the historical consolidated financial statements and notes thereto of the Company and LinuxMall.

                             EBIZ ENTERPRISES, INC.
             PRO FORMA CONDENSED COMBINED BALANCE SHEET (UNAUDITED)
                               SEPTEMBER 30, 2000

                                                                         PRO FORMA
                                          COMPANY        LINUXMALL      ADJUSTMENTS          PRO FORMA
                                        ------------    ------------    ------------        ------------
ASSETS:
  Cash                                  $     75,010    $    128,355    $         --        $    203,365
  Restricted cash                          3,000,000              --              --           3,000,000
  Receivables, net                           851,045         119,554              --             970,599
  Inventories                                756,786         833,684              --           1,590,470
  Other                                       79,074          94,835              --             173,909
                                        ------------    ------------    ------------        ------------
     Total Current Assets                  4,761,915       1,176,428              --           5,938,343
  Property and Equipment, net                572,569         477,576              --           1,050,145
  Goodwill and Other Intangibles           3,892,737         943,666      20,315,423 (b)      25,151,826
  Other Noncurrent Assets                    111,420          51,840              --             163,260
  Restricted Cash                          4,253,132              --              --           4,253,132
                                        ------------    ------------    ------------        ------------
     Total Assets                       $ 13,591,773    $  2,649,510    $ 20,315,423        $ 36,556,706
                                        ============    ============    ============        ============
LIABILITIES:
  Accounts Payable                      $  2,333,135    $  2,216,818    $         --        $  4,549,953
  Accrued Expenses                         1,598,766       1,211,557              --           2,810,323
  Related Party on Demand Note                    --         248,596              --             248,596
  Current Portion of Note Payable            571,928         500,487              --           1,072,415
  Convertible Debentures                     946,666              --              --             946,666
  Other                                      250,000              --              --             250,000
                                        ------------    ------------    ------------        ------------
     Total Current Liabilities             5,700,495       4,177,458              --           9,877,953

  Long-Term Debt                                  --              --              --                  --
  Convertible Debentures                   5,212,253       4,600,394      (2,137,320)(c)       7,675,327
  Redeemable stock                         1,200,000              --              --           1,200,000

STOCKHOLDERS' EQUITY:
  Preferred Stock                            366,737         524,008        (524,008)(a)         366,737
                                                                                     (a)(b)
  Common Stock                                12,565          26,402         (17,024)(c)          21,943
                                                                                     (a)(b)
  Additional Paid In Capital              12,683,679       1,225,534      15,089,489 (c)      28,998,702
  Accumulated Deficit                    (11,583,956)     (7,904,286)      7,904,286 (a)     (11,583,956)
                                        ------------    ------------    ------------        ------------
     Total Stockholders' Equity            1,479,025      (6,128,342)     22,452,743          17,803,426
                                        ------------    ------------    ------------        ------------
  Total Liabilities and
    Stockholders' Equity                $ 13,591,773    $  2,649,510    $ 20,315,423        $ 36,556,706
                                        ============    ============    ============        ============

The accompanying notes to the unaudited proforma combined financial statements are an integral part of this unaudited combined balance sheet.

                             EBIZ ENTERPRISES, INC.
        PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
                      THREE MONTHS ENDED SEPTEMBER 30, 2000

                                                                PRO FORMA
                                 COMPANY        LINUXMALL      ADJUSTMENTS         PRO FORMA
                               ------------    ------------    ------------       ------------
Net Revenues                   $  2,429,807    $    720,569    $         --       $  3,150,376
Cost of Sales                     2,061,908         795,140              --          2,857,048
                               ------------    ------------    ------------       ------------
Gross Profit                        367,899         (74,571)             --            293,328

Selling, General &
  Administrative Expenses         1,360,307       2,271,116         872,396 (d)      4,503,819
                               ------------    ------------    ------------       ------------
Loss From Operations               (992,408)     (2,345,687)       (872,396)        (4,210,491)
Other Income (Expense), net        (481,959)       (117,237)         38,014 (c)       (561,182)
                               ------------    ------------    ------------       ------------
Net Loss                         (1,474,367)     (2,462,924)       (834,382)        (4,771,673)
Dividends on Preferred Stock        (18,975)             --              --            (18,975)
                               ------------    ------------    ------------       ------------
Net Loss Attributable to
  Common Stockholders          $ (1,493,342)   $ (2,462,924)   $   (834,382)      $ (4,790,648)
                               ============    ============    ============       ============
Basic and Diluted Loss Per
  Common Share                 $      (0.16)                                      $      (0.29)
                               ============                                       ============
Weighted Average Number of
  Common Shares                   9,141,066                                         16,500,044
                               ============                                       ============

The accompanying notes to the unaudited proforma combined financial statements are an integral part of this unaudited combined statement.

                             EBIZ ENTERPRISES, INC.
        PRO FORMA CONDENSED COMBINED STATEMENTS OF OPERATIONS (UNAUDITED)
                            YEAR ENDED JUNE 30, 2000

                                                                PRO FORMA
                                 COMPANY        LINUXMALL      ADJUSTMENTS         PRO FORMA
                               ------------    ------------    ------------       ------------
Net Revenues                     11,900,667       3,301,436              --         15,202,103
Cost of Sales                    11,087,068       2,492,640              --         13,579,708
                               ------------    ------------    ------------       ------------
Gross Profit                        813,599         808,796              --          1,622,395
Selling, General &
  Administrative Expenses         7,877,833       5,729,385       3,489,584 (d)     17,096,802
                               ------------    ------------    ------------       ------------
Loss From Operations             (7,064,234)     (4,920,589)     (3,489,584)       (15,474,407)
Other Income (Expense), net        (796,163)       (179,732)         69,769 (c)       (906,126)
                               ------------    ------------    ------------       ------------
Net Loss                         (7,860,397)     (5,100,321)     (3,419,815)       (16,380,533)
Dividends on Preferred Stock       (104,089)             --              --           (104,089)
                               ------------    ------------    ------------       ------------
Net Loss Attributable to
  Common Stockholders          $ (7,964,486)   $ (5,100,321)   $ (3,419,815)      $(16,484,622)
                               ============    ============    ============       ============

Basic and Diluted Loss Per
  Common Share                 $      (1.04)                                      $      (1.10)
                               ============                                       ============
Weighted Average Number of
  Common Shares                   7,685,232                                         15,044,210
                               ============                                       ============

The accompanying notes to the unaudited proforma combined financial statements are an integral part of this unaudited combined statement.

                     NOTES TO UNAUDITED PRO FORMA CONDENSED
                          COMBINED FINANCIAL STATEMENTS

The pro forma adjustments reflected in the pro forma combined financial statements give effect to the following:

     (a) Reflects the elimination of LinuxMall's' stockholders deficit. Comprised of preferred stock of $524,008, common stock of $26,402, additional paid in capital of $1,225,534, and accumulated deficit of $7,904,286.

     (b) Reflects the excess of the purchase price over the estimated fair value of the net assets of LinuxMall and other intangibles totaling $20,179,000 and transaction costs related to the acquisition of LinuxMall by the Company totaling $136,000.

     (c) Reflects the conversion of $2,220,390 principal amount of the LinuxMall debenture in exchange for 2,018,536 million shares of Ebiz's common stock and decrease in related interest expense.

     (d) Reflects pro forma amortization of the goodwill resulting from the LinuxMall acquisition and other purchased intangibles over the estimated useful lives of 3-7 years.

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


Dated: December 19, 2000.               EBIZ ENTERPRISES, INC.


                                        By: /s/ Ray Goshorn
                                            ------------------------------------
                                            Ray Goshorn
                                            Chief Financial Officer